Exhibit (a)(1)(B)

July 17, 2012	PIN: XXXXXX

{Name}	Password: XXXXXX
{Address}
{City, State and Zip}

Dear {Name};

We are pleased to offer you this one-time voluntary opportunity to surrender eligible outstanding stock options with exercise prices significantly higher than the current market price of our common stock in exchange for fewer new stock options with a lower exercise price (the "Exchange Offer”). The number of new stock options granted will be determined according to exchange ratios based on the exercise prices of your surrendered stock options. The exchange ratios are explained in the enclosed Offer to Exchange document. Whether or not to participate in the Exchange Offer is completely your decision. If you choose not to participate, you do not need to take any action and you will simply keep your outstanding eligible stock options with their current terms and conditions. The Exchange Offer opened at 12:01 a.m., Eastern, on Tuesday, July 17, 2012 and ends at 11:59 p.m., Eastern, on Friday, August 17, 2012, unless extended.

Eligibility:

Only eligible employees with eligible stock options can participate in the Exchange Offer. Eligibility criteria are explained in the enclosed Offer to Exchange document. You are likely an eligible employee with eligible stock options by virtue of receiving this packet of information.

In this Exchange Offer packet:

This packet contains important information about the Exchange Offer, including:

•	Personal Identification Number (“PIN”) and password, located on the upper-right hand corner of this letter (your PIN and password are required to participate online);
•	Offer to Exchange document describing the terms and conditions of the Exchange Offer;
•	Personalized paper election form, listing your eligible stock options, exchange ratios and the number of new stock options for which your eligible stock options can be exchanged; and
•	Personalized paper notice of withdrawal, in the event you decide to withdraw your election before the Exchange Offer expires.

We are making this offer on the terms and subject to the conditions described in the Offer to Exchange document, election form and notice of withdrawal.

How to participate:

You have two ways to elect to participate or modify a previous election in the Exchange Offer:

1.	Stock Option Exchange Program Website:

Use the Stock Option Exchange Program Website established for the Exchange Offer at https://memc.equitybenefits.com.

2.	Mail:

You may complete the enclosed paper election form and send it to MEMC Electronic Materials, Inc. (“MEMC”) at the address noted on the form. You must return your completed and signed election form only to MEMC.

Submissions by any other means, including delivery directly to Charles Schwab or to any local HR Business Partners, will NOT be accepted.

The most cost-effective way to make your exchange election(s) is on the Stock Option Exchange Program Website available at https://memc.equitybenefits.com. The cost of the website is paid by MEMC, however any costs associated with mailing a paper election form so that it is received by MEMC by the expiration deadline will be your responsibility.

Deadline:

If you choose to participate in the Exchange Offer, your election(s) must be submitted online and/or your properly completed and signed paper election form must be received by MEMC by 11:59 p.m., Eastern, on Friday, August 17, 2012, unless this deadline is extended. If the deadline is extended, we will provide appropriate notice of the extension and the new deadline no later than 9:00 a.m., Eastern, on the business day after the previous deadline. The expiration deadline will be strictly enforced. Please note that no paper election forms will be accepted unless they are properly completed, signed and received by MEMC before the deadline, even if they are mailed or postmarked before the deadline. If you choose to participate in the Exchange Offer, your new stock options will be granted with an exercise price equal to the closing price of MEMC common stock on the new stock option grant date, which is expected to be the next business day after the expiration of the Exchange Offer (e.g., August 20, 2012 for an August 17, 2012 expiration date).

Withdrawal:

If you wish to withdraw some or all of your previously surrendered eligible stock options from the Exchange Offer, you must notify MEMC of your withdrawal election either online through the Stock Option Exchange Program Website or by mail. The deadline for submitting a withdrawal election is the same as the deadline for submitting an election form, as discussed above.

Informational Sessions:

Beginning July 17, 2012, we intend to provide informational sessions for eligible employees in the U.S. and international markets to discuss the details of the Exchange Offer and the process for participation. More information about the sessions will be provided by your site HR Business Partners and distributed to workplace locations. These sessions are not a substitute for carefully reviewing the enclosed materials and are not intended to provide a comprehensive overview of the Exchange Offer.

You should carefully read the enclosed information, and you are encouraged to consult your own outside tax, financial and legal advisors as you deem appropriate before you make any decision whether to participate in the Exchange Offer. Participation involves risks that are discussed in the “Risk Factors” section of the Offer to Exchange document. No one from MEMC is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

If you have questions about the Exchange Offer or how to participate, please contact the MEMC Stock Plan Administrator, available 5 days a week (9:00 a.m. to 5:00 p.m., Central, Monday through Friday) at the numbers below:

From within North America: (636) 474-5405

From outside North America: +1 (636) 474-5405

You may also submit your questions via e-mail to StockAdmin@memc.com.

Warm regards,

Ahmad Chatila

President and Chief Executive Officer

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